WPB/129222-1
                                  EXHIBIT 4(E)

          AMENDMENT TO CERTIFICATE OF THE DESIGNATIONS, VOTING POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL
     RIGHTS AND QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF THE SERIES B
       10 1/2% CONVERTIBLE, CUMULATIVE PREFERRED STOCK PAR VALUE $.001 PER
                      SHARE OF GUARDIAN INTERNATIONAL, INC.

                     ("Amended Certificate of Designation")

         The undersigned hereby certify that they are the duly elected and acting President and Secretary, respectively, of Guardian International, Inc., a Nevada corporation, (the "Company"), and pursuant to Nev. Rev.
Stat. \sectionsign\ 78.1955, DO HEREBY CERTIFY THAT:

I. A certificate of designations creating a series of Preferred Stock of the Company designated as Series B 10 1/2% Convertible Cumulative Preferred Stock (the "Series B Preferred Stock") was filed with the Nevada Secretary of State on February 23, 1998 (the "Original Designation").

II. The Board of Directors of the Company by unanimous written consent on March 12, 1998 adopted the following resolution amending the Original Designation:

         RESOLVED, that Section I of the Original Designation shall be amended and restated in its entirety as follows:

                          The second series of Preferred Stock of the Company is
                  designated "Series B 10 1/2% Convertible Cumulative Preferred Stock, par value $.001 per share" (the "Series B Preferred Stock"), and the number of shares which shall constitute such Series shall be 2,533,203 shares. All shares of Series B Preferred Stock shall rank equally and be identical in all respects. So long as the Series B Preferred Stock is outstanding, unless consented to by the affirmative vote of 2/3 of the holders of the outstanding Series B Preferred Stock, the Company shall not issue additional securities of any kind, including shares of Preferred Stock of any class, (including without limitation additional shares of Series B Preferred Stock other than Dividend Preferred Shares, defined below, and Dividend Preferred Shares issued on the Series A 9:% Convertible Cumulative Preferred Stock, par value $.001 per share (the "Series A Preferred Stock")) series or designation ranking in priority or in parity as to rights and

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                  preferences with the Series B Preferred Stock now or hereafter authorized.

III. The shareholder approval of this amendment required by Nev. Rev. Stat. ' 78.1955, subsection 3, has been obtained.

IV. No class or series of stock is senior to the Series B Preferred Stock prior to the date of this amendment.

V. The designation of the Series B Preferred Stock is not altered by this amendment.


         IN WITNESS WHEREOF, the Company has caused this Amended Certificate of Designation to be duly executed in its corporate name on this 12th day of March, 1998.

                          GUARDIAN INTERNATIONAL, INC.


                          By: /S/ RICHARD GINSBURG
                              Name: Richard Ginsburg
                              Its: President and Chief Executive Officer


                          By: /S/ SHEILA GINSBURG
                              Name: Sheila Ginsburg
                              Its: Secretary

         This instrument was acknowledged before me on 3/12, 1998 by Richard Ginsburg, as President of Guardian International, Inc.

                           /S/ L. MARLENE CROSSLEY
                           L. Marlene Crossley
                           Notary Public, State of Florida
                           Commission No. CC570109
                           My Commission Expires: 08/11/2000